Mutual Fund Rider to Global Custody Agreement Between JPMorgan Chase Bank, N.A., and Palmer Square Opportunistic Income Fund effective __, 2014.

The following modifications are made to the Agreement:

A.	Add a new Section 2.18 to the Agreement as follows:

2.18	Compliance With Securities And Exchange Commission ("SEC") Rule 17f-5 (“Rule 17f-5”).

(a)
Customer’s board of directors (or equivalent body) (hereinafter ‘Board’) hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advise Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the Investment Company Act of 1940, as amended ("1940 Act")), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)
provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

(ii)
exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)
in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

(iv)
determine that the written contract with an Eligible Foreign Custodian requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market.

(v)
have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(c)
Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)
J.P. Morgan represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to J.P. Morgan that: (1) the foreign Financial Assets and cash being placed and maintained in J.P. Morgan's custody are subject to the 1940 Act, as the same may be amended from time to time; (2) its Board: (i) has determined that it is reasonable to rely on J.P. Morgan to perform as Customer’s Foreign Custody Manager (ii) or its investment adviser shall have determined that Customer may maintain foreign Financial Assets and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(e)
J.P. Morgan shall provide to Customer such information relating to Country Risk as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

B.	Add a new Section 2.19 to the Agreement as follows:

2.19	Compliance with SEC Rule 17f-7 ("rule 17f-7").

(a)
J.P. Morgan shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s foreign Financial Assets with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of Customer’s foreign Financial Assets at such Depository) and at which any foreign Financial Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at J.P. Morgan’s Website. In connection with the foregoing, (i) Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets held and hereby covenants that it will not issue any Instructions to J.P. Morgan to hold its foreign Financial Assets at such Eligible Securities Depositories, (ii) Customer hereby waives, and releases J.P. Morgan from, any liability that J.P Morgan may incur to Customer in connection with any Instructions delivered to J.P. Morgan in contravention of such notification and (iii) Customer shall be solely liable for any Instructions delivered to J.P. Morgan in contravention of such notification. J.P. Morgan shall monitor the custody risks associated with maintaining Customer’s foreign Financial Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.19(a) above.

(c)
Attached as Schedule 2 is a list of the Securities Depositories currently used through J.P. Morgan’s network, identifying which of those Securities Depositories are not Eligible Securities Depositories. In the exercise of diligence, J.P. Morgan shall determine the eligibility under rule 17f-7 of each Securities Depository included on Schedule 2 hereto and shall promptly advise Customer if any Securities Depository listed as an Eligible Securities Depository ceases to be eligible. (J.P. Morgan may amend Schedule 2 from time to time and shall advise the Customer of such change via electronic means).

C.
Add the following after the first sentence of Section 5.1(a) of the Agreement: “At the request of Customer, J.P. Morgan may, but need not, add to Schedule 1 an Eligible Foreign Custodian where J.P. Morgan has not acted as Foreign Custody Manager with respect to the selection thereof. J.P. Morgan shall notify Customer in the event that it elects to add any such entity.”

D.	Add the following language as Sections 5.1(d), (e) and (f) of the Agreement:

(d)	The term Subcustodian as used herein shall mean the following:

(i)	a “U.S. Bank”, which shall mean a U.S. bank as defined in rule 17f-5(a)(7);

(ii)
an “Eligible Foreign Custodian”, which shall mean: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

(iii)
For purposes of clarity, it is agreed that as used in Section 5.2(a), the term Subcustodian shall not include any Eligible Foreign Custodian as to which J.P. Morgan has not acted as Foreign Custody Manager.

(e)
Every Securities Depository shall be an “Eligible Securities Depository” except as otherwise noted on Schedule 2 attached hereto. An “Eligible Securities Depository” shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order; provided that, prior to the compliance date with rule 17f-7 for a particular securities depository the term “securities depositories” shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5.

(f)	The term “Securities Depository” as used herein when referring to a securities depository located in the U.S. shall mean a “securities depository” as defined in rule 17f-4(c)(6).

IN WITNESS WHEREOF, the parties have executed this Addendum as at the date first above-written.

PALMER SQUARE OPPORTUNISTIC INCOME FUND	JPMORGAN CHASE BANK, N.A.
By:__________________________________ Name: Title: Date:	By:__________________________________ Name: Title: Date:

Appendix 1-A

Information Regarding Country Risk

1.
To aid Customer in its determinations regarding Country Risk, J.P. Morgan shall furnish annually, and upon the initial placing of Financial Assets and cash into a country, the following information (check items applicable):

A.	Opinions of local counsel concerning:

i.
Whether applicable foreign law would restrict the access of Customer’s independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country which pertain to the Customer’s account.

ii.	Whether applicable foreign law would restrict Customer's ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

iii.	Whether applicable foreign law would restrict Customer's ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

iv.	Whether applicable foreign law would restrict the Customer’s right as foreign investors to convert Customer's cash or cash equivalents into U.S. dollars which have not yet been invested in securities.

B.	A market profile with respect to the following topics:

(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) securities depositories (including depository risk assessment), if any.

2.	To aid Customer in monitoring Country Risk, J.P. Morgan shall furnish board the following additional information:

NewsFlashes, including with respect to changes in the information in market profiles

SCHEDULE 2

SECURITIES DEPOSITORIES